Exhibit 10.2

WHOLE FOODS MARKET 2009 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR U.S. WFLN AND DIRECTORS

[Grant Date]

The Board of Directors of Whole Foods Market, Inc. (the “Company”), acting pursuant to the direction of the Compensation Committee (the “Committee”), in its capacity as the plan administrator of the Whole Foods Market 2009 Stock Incentive Plan (the “Plan”), hereby grants to the Participant (the “Option Holder”) a non-qualified stock option to purchase common stock, no par value (“Common Stock”), of the Company upon the terms and conditions of the Plan and the following additional terms and conditions:

I.    NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION

1.	Name:
2.	Date of Grant:
3.	Total Number of Option Shares:
4.	Exercise Price per Share:
5.	The Option will become exercisable upon vesting in accordance with the following schedule:

(i)	25% on the first anniversary of the Date of Grant;
(ii)	a further 25% on the second anniversary of the Date of Grant;
(iii)	a further 25% on the third anniversary of the Date of Grant;
(iv)	the remaining 25% on the fourth anniversary of the Date of Grant.

Notwithstanding the foregoing vesting schedule, in the event the Option Holder’s employment or service with the Company is terminated for any reason other than for death, disability or Cause, and the Company and the Option Holder have entered or do enter into a separation agreement the terms of which provide for immediate or accelerated vesting of this Option, then notwithstanding such termination of employment or service and notwithstanding the terms of any such separation agreement, this Option shall not become immediately vested or have accelerated vesting but instead shall continue to vest on the dates and in the amounts set forth above only so long as the Option Holder complies with the terms of such separation agreement (including any restrictive covenants therein). If the Option Holder does not comply with the terms of such separation agreement (including any restrictive covenants therein), the Option shall cease to vest on the first date on which the Committee makes a determination of such noncompliance.

II.    AGREEMENT

1.
Grant of Options. The Option Holder is hereby granted a non-qualified stock option (an “Option”) to purchase from the Company shares of Common Stock at the “Option Exercise Price” (being at least equal to the fair market value of the Common Stock on the date of grant), in the amounts, during the periods and upon the terms and conditions set forth in this Agreement.

2.
Time of Exercise. The vested portion of the Option is exercisable in whole or in part (but not as to any fractional shares) at any time prior to the termination of the Option. The Option shall vest with respect to 25% of the shares on each anniversary of the grant date that the Option Holder remains in the full-time employment or service with the Company and its subsidiaries; provided, however, that subject to and solely as provided in Section I of this Non-Qualified Stock Option Agreement, the Option shall continue to vest thereafter on the dates and in the amounts provided in the schedule set forth in Section I, paragraph 5 hereof.

3.	Exercise of Option. The exercise of the Option shall entitle the Option Holder to purchase shares of Common Stock of the Company in the manner set forth in paragraph 7 below.

4.	Term. The Option will terminate, and will no longer be exercisable, at the first of the following:

a)	5 p.m. Central Standard Time on [Expiration Date] (the “Expiration Date”).

b)
5 p.m. Central Standard Time (i) on the date 90 days following the date the Option Holder’s employment or service with the Company and its subsidiaries terminates (“Termination Date”) for any reason other than for death, disability or Cause or (ii) in the event the Option Holder’s employment or service with the Company is terminated for any reason other than for Cause and the Company and the Option Holder enter into a separation agreement (or are deemed to have entered into such an agreement due to the Option Holder’s death or disability) the terms of which provide for an extension of the Term following the Termination Date, on the earlier to occur of (x) the fifth anniversary of the effective date of the executed (or deemed executed) separation agreement and (y) the first date on which the Committee makes a determination that the Option Holder has ceased to comply with the terms of such separation agreement (including any restrictive covenants therein).

c)
Unless sub-paragraph 4(b)(ii) above applies, 5 p.m. Central Standard Time on the first anniversary of the Termination Date following the Option Holder’s termination of employment or service due to disability or death (or death within the ninety (90) day period following the Termination Date where the termination is due to the Option Holder’s termination without Cause).

d)	5 p.m. Central Standard Time on the date on which Option Holder’s employment or service with the Company and its subsidiaries is terminated for “Cause” (as defined in the Plan).

An Option that has terminated will not be reinstated if the Option Holder is subsequently rehired by the Company.

5.
Rights in Event of Death or Disability. During the lifetime of the Option Holder, the Option may be exercised only by the Option Holder. If the Option Holder dies or becomes disabled during the Option Holder’s employment or service with the Company, (or dies within the ninety (90) day period following the Option Holder’s termination of employment or service without Cause) and prior to the Expiration Date, the Option may be exercised, to the extent vested on the date of the Option Holder’s death or disability, at any time prior to the time and date specified in sub-paragraph 4(c) above by (i) the Option Holder’s estate or a person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Option Holder in the event of the Option Holder’s death, or (ii) the Option Holder or his personal representative or attorney-in-fact in the event of the Option Holder’s disability, subject to the other terms of this Agreement, the Plan and applicable laws, rules and regulations.

6.	Restrictions on Exercise. This Option:

a)
may be exercised only with respect to a whole number of shares. No fractional shares will be issued upon exercise of the Option. If the Option vests with respect to a fractional share, such installment will be rounded to the next highest whole number of shares, except for the final installment, which will be for the balance of the shares subject to the Option. The Company will pay cash to the Option Holder in an amount equal to the Fair Market Value (as defined in paragraph 7 below) of any fractional share in lieu of issuing a fractional share, and the Option Holder will not have any rights with respect to the fractional share;

b)	may be exercised, in full or in part, only with respect to the vested portion of the Option; and

c)
may not be exercised, in whole or in part, if any requisite approval or consent of any government authority of any kind or having jurisdiction over the exercise of options shall not have been obtained.

7.
Manner of Exercise. Subject to such administrative regulations as the Committee may from time to time adopt, the Option Holder (or, in the event of Option Holder’s death or disability, the Option Holder’s attorney-in-fact, estate or heirs, as the case may be) shall, in order to exercise the Option, deliver to the Company an executed exercise agreement, on a form provided by the Committee. If someone other than the Option Holder exercises the Option, then such person must also submit documentation reasonably acceptable to the Committee verifying that such person has the legal right to exercise the Option. The exercise agreement must state the number of shares that the Option Holder will purchase and must be accompanied by full payment of the Option Exercise Price and applicable tax withholding. In the discretion of the Committee, payment of the Option Exercise Price and applicable tax withholding shall be made in the form of a “net exercise” (pursuant to which the Company, or its authorized delegate, withholds from the shares that would otherwise be issued upon exercise of the Option that number of shares with a Fair Market Value equal to the Option Exercise Price and necessary to satisfy applicable tax withholding), cash, a “sell-to-cover” or “cashless exercise” transaction through a broker-dealer (subject to the conditions set forth in the Plan), wire transfer, certified check, or bank draft, or any other method that is not inconsistent with the Plan, and additionally, the Committee may permit payment of the Option Exercise Price (but not the applicable tax withholding) to be made through the delivery of unrestricted shares having a Fair Market Value equal to the Option Exercise Price and owned by the Option Holder for a period of at least 6 months (or such shorter or longer period of time as is necessary for the Company to avoid a charge to earnings on its financial statements). For purposes of this paragraph 7, the “Fair Market Value” of the shares of the Company’s Common Stock shall be the sales price for such shares on the NASDAQ National Market at the time of sale on the date of exercise. Except to the extent otherwise authorized by the Committee, a stock certificate representing the shares purchased upon exercise of the Option will not be issued, and the Option Holder will not have the rights of a shareholder with respect to such shares until the Company receives full payment of the Option Exercise Price and applicable tax withholding.

8.
Non-Assignability. The Option is not assignable or transferable by the Option Holder except by will or by the laws of descent or distribution. Subject to the foregoing sentence, the Option shall inure to the benefit of and be binding upon the successors and assigns of the Option Holder.

9.
Right of Stockholder. The Option Holder will have no rights as a stockholder with respect to any shares covered by the Options until the date on which the Option Holder becomes a holder of record for the shares. Except as otherwise provided in paragraph 10 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of full payment of the Option Exercise Price and applicable tax withholding.

10.
Capital Adjustments and Reorganizations. The number of shares of Common Stock covered by the Option, and the Option Exercise Price thereof, shall be subject to such appropriate proportionate adjustment to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like of or by the Company.

11.
No Obligation to Retain. Nothing in the Plan or this Agreement confers on the Option Holder any right to continue in the employ of, or other relationship with, the Company or any subsidiary, or limits in any away the right of the Company or any subsidiary to terminate the Option Holder’s employment or relationship at any time, with or without Cause.

12.
Interpretation. Any dispute regarding the interpretation of this Agreement and the Plan shall be resolved by the Committee, which decision shall be final and binding on the parties and their successors.

13.
Notice. Any notice required to be given or delivered to the Committee or the Company under the terms of this Agreement shall be in writing (including a writing delivered by facsimile) and addressed to the “Compensation Committee” at the principal office of the Company. Any notice required to be given or delivered to the Option Holder shall be in writing and addressed to the Option Holder at the address indicated above or to such other address as the Option Holder may designate in writing from time to time to the Committee. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) five (5) days after deposit in the United States mail by certified or registered mail; (c) one (1) business day after deposit with any return receipt courier; or (d) when receipt is acknowledged by facsimile.

14.
Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to applicable restrictions on transfer, described above, this Agreement shall be binding upon the successors of the Option Holder.

15.	Amendment. This Agreement may not be amended except as provided in the Plan.

16.
Law Governing. This Agreement is intended to be performed in the State of Texas and shall be construed and enforced in accordance with and governed by the laws of such state. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

17.	Defined Terms. Capitalized terms which are used in this Agreement but not defined herein shall have the meaning assigned to them in the Plan.

The Option Holder does hereby agree to the terms of this Agreement by signing in the space indicated below or by electronically accepting the terms hereof in the manner prescribed by the Committee, as applicable.

Dated as of [Grant Date].

Name:	[Participant Name]
Title:
WHOLE FOODS MARKET, INC.